UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 7, 2006
GENITOPE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50425 (Commission File Number)	77-0436313 (I.R.S. Employer Identification No.)
525 Penobscot Drive
Redwood City, California 94063
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (650) 482-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On February 7, 2006, Genitope Corporation (“Genitope”) filed with the Securities and Exchange Commission a free writing prospectus containing the information set forth below with respect to the sale of certain shares under an effective registration statement on Form S-3, Registration No. 333-128357, and related preliminary prospectus supplement dated January 20, 2006 (including the base prospectus dated October 5, 2005 and the documents incorporated by reference therein).

Common stock offered by Genitope.	6,400,000 shares pursuant to an effective shelf registration statement on Form S-3 on file with the Securities and Exchange Commission. We also intend to grant the underwriters of the proposed offering a 30-day option to purchase up to an additional 960,000 shares of common stock to cover any over-allotments.

Public offering price.	$8.50 per share, with an estimated underwriting discount of $0.51 per share

Common stock to be outstanding after this offering.	34,672,481 shares, assuming no exercise of the over-allotment option

The number of shares of our common stock to be outstanding after this offering is based on 28,272,481 shares of capital stock outstanding as of September 30, 2005 and excludes the following securities (the “Excluded Securities”):

• 2,789,409 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 2005 at a weighted average exercise price of $10.00 per share;

• 2,266,837 shares available for future grant under our 2003 Equity Incentive Plan, 327,728 shares available for issuance under our 2003 Employee Stock Purchase Plan and 109,000 shares available for future grant under our 2003 Non-Employee Directors’ Stock Option Plan, as of September 30, 2005; and

• 266,666 shares of common stock issuable upon exercise of warrants outstanding as of September 30, 2005, at an exercise price of $9.00 per share.

Use of Proceeds.	We estimate that the net proceeds from this offering will be approximately $50.8 million (or approximately $58.4 million if the underwriters’ over-allotment option is exercised in full), based on the public offering price of $8.50 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The principal purpose of this offering is to obtain additional capital. We intend to use the net proceeds from this offering as described in the preliminary prospectus supplement.

As Adjusted Balance Sheet Data.	The following as adjusted balance sheet as of September 30, 2005 gives effect to the issuance and sale of 6,400,000 shares of our common stock in the offering at a public offering price of $8.50 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	September 30, 2005
	Actual	As adjusted
Balance Sheet Data:	(in thousands)
Cash, cash equivalents and marketable securities	$93,193	$143,954
Working capital	88,452	139,213
Total assets	101,627	152,388
Deficit accumulated during the development stage	(138,557)	(138,557)
Total stockholders’ equity	92,883	143,644

Capitalization.	In addition to the information reflected in our as adjusted balance sheet above, our as adjusted total capitalization was $143.6 million and our additional paid-in capital was $282.7 million, in each case as of September 30, 2005, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and based on the number of shares of our common stock outstanding as of September 30, 2005, excluding the Excluded Securities.

Dilution.	The net tangible book value of our common stock on September 30, 2005 was approximately $92.9 million, or $3.29 per share. After giving effect to the sale by us of 6,400,000 shares of common stock in this offering at the public offering price of $8.50 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value at September 30, 2005 would have been approximately $143.6 million, or $4.14 per share. This represents an immediate increase in net tangible book value of $0.85 per share to existing stockholders and an immediate dilution of $4.36 per share to new investors purchasing shares of common stock in this offering. If the underwriters exercise their over-allotment option in full, the as adjusted net tangible book value as of September 30, 2005 would have been $4.25 per share, representing an increase to existing stockholders of $0.96 per share, and there will be immediate dilution of $4.25 per share to new investors.

The foregoing information is based on the number of shares of capital stock outstanding as of September 30, 2005 and does not take into account further dilution to new investors that could occur upon the exercise or issuance of Excluded Securities with a per share exercise price or purchase price less than the public offering price.

Plan of Distribution.	Spyglass Trading, LP (“Spyglass”), a registered broker/dealer, has indicated its intent to act as a dealer of certain shares of our common stock sold in the offering. Stanford C. Finney, one of our directors, is the chief executive officer of Spyglass. Spyglass may purchase the shares of common stock issued in the offering from the underwriters at the offering price less the concession allowable to other dealers in the offering. In addition, Spyglass may reallow a portion of the concession to other brokers and dealers.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Genitope Corporation
Dated: February 7, 2006	By:	/s/ Laura Woodhead
Laura Woodhead
Vice President